EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-122044) of Salon Media Group, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated June 28, 2013, relating to the consolidated financial statements of Salon Media Group, Inc. and subsidiaries, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

June 25, 2013